SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                 SCHEDULE 13G/A
                                (Amendment No. 1)

            INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO
   RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2


                           Pluristem Therapeutics Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   Common Stock, par value $0.00001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    72940R102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      / / Rule 13d-1(b)

      /x/ Rule 13d-1(c)

      / / Rule 13d-1(d)

-------------------

            * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                            -----------------
CUSIP No. 72940R102                  13G/A                     Page 2 of 5 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     Barry C. Honig
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    529,012
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        -0-
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           529,012
    WITH:      -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     529,012
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.9% (1)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

____________________
(1) Based upon an aggregate of 6,690,698 shares of common stock outstanding as of December 31, 2007.

-------------------                                            -----------------
CUSIP No. 72940R102                  13G/A                     Page 3 of 5 Pages
-------------------                                            -----------------

Item 1.

(a)   Name of Issuer:

      Pluristem Therapeutics Inc.

(b)   Address of Issuer's Principal Executive Offices:

      MATAM Advanced Technology Park
      Building No. 20
      Haifa, Israel 31905

Item 2.

      (a)   Name of Person Filing:

            Barry C. Honig

      (b)   Address of Principal Business Office, or if none, Residence:

            595 South Federal Highway, Suite 600
            Boca Raton, FL 33432

      (c)   Citizenship:

            United States

      (d)   Title of Class of Securities:

            Common Stock, par value $0.00001 per share

      (e)   CUSIP Number:

            72940R102

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

      (a) / / Broker or dealer registered under Section 15 of the Exchange Act.

      (b) / / Bank as defined in section 3(a)(6) of the Exchange Act.

      (c) / / Insurance company as defined in section 3(a)(19) of the Exchange Act.

      (d) / / Investment company registered under section 8 of the Investment Company Act.

      (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

      (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

      (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

      (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

      (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

-------------------                                            -----------------
CUSIP No. 72940R102                  13G/A                     Page 4 of 5 Pages
-------------------                                            -----------------

Item 4. Ownership

      (a)   Amount beneficially owned:

            529,012

      (b)   Percent of Class:

            7.9%

      (c)   Number of Shares as to which the Reporting Person has:

            i.    Sole power to vote or to direct to vote: 529,012

            ii.   Shared power to vote or to direct to vote: 0

            iii.  Sole power to dispose or to direct the disposition of: 529,012

            iv.   Shared power to dispose or to direct the disposition of: 0

Item 5. Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable.

Item 8. Identification and Classification of Members of the Group.

            Not Applicable.

Item 9. Notice of Dissolution of Group.

            Not Applicable.

Item 10. Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------                                            -----------------
CUSIP No. 72940R102                  13G/A                     Page 5 of 5 Pages
-------------------                                            -----------------

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2008

                                                     /s/ Barry C. Honig
                                                     ---------------------------
                                                     Barry C. Honig